Exhibit 99.1

Argonaut Group, Inc. Announces 2004 Fourth Quarter and Full Year Results;
 Record 2004 Results Attributed to Continuous Improvements in All Four
                           Business Segments

    SAN ANTONIO--(BUSINESS WIRE)--Feb. 3, 2005--Argonaut Group, Inc. (NASDAQ:AGII) today announced financial results for the three months and year ended Dec. 31, 2004.

    Highlights include the following:

For the quarter ended Dec. 31, 2004
-----------------------------------
    -- The combined ratio was 94.7 percent versus 98.4 percent during the fourth quarter of 2003;
    -- Each of Argonaut Group's four business segments generated an underwriting profit;
    -- Operating income increased to $23.8 million, a 78 percent increase over the fourth quarter of 2003.

For the year ended Dec. 31, 2004
--------------------------------
    -- Argonaut Group marked record performances in gross written, net written and earned premiums as well as in underwriting income and the combined ratio;
    -- Argonaut Group's combined ratio of 99.8 percent, 96.7 percent exclusive of hurricane losses of approximately $19.5 million, compares to a combined ratio of 104.2 percent for the year ended 2003, which was not impacted significantly by catastrophe losses;
    -- Gross written premiums grew 14.6 percent over 2003 levels, finishing at a record $903.4 million;
    -- Operating income rose 156 percent to $55.5 million from 2003 levels;
    -- Book value increased 11.5 percent to $19.68 per fully diluted share versus $17.65 per share at Dec. 31, 2003.

    Argonaut Group President and CEO Mark E. Watson III said, "Our solid fourth quarter performance capped off a very productive and successful year for Argonaut Group. During 2004, the Company had several notable achievements -- we showed continued improvement in the risk management segment, generated an underwriting profit for the first time in the Company's history despite the hurricane activity in the third quarter, and produced record results in several key performance areas.
    "Since 2002, fully diluted book value per share has increased by almost 30 percent, consistent with our focus on maximizing value for our shareholders. Looking ahead, we believe the Company's strong fundamentals, diversified product offering, customized approach and national presence position us well for 2005," said Watson.

    FINANCIAL RESULTS

    For the fourth quarter of 2004, Argonaut Group reported net income of $26.2 million or $0.84 per diluted common share, which includes pre-tax operating income of $23.8 million, pre-tax realized gains on sales of investments of $2.4 million and no tax expense. This compares to net income of $31.0 million or $1.10 per diluted common share, which includes pre-tax operating income of $13.4 million, realized gains on sales of investments of $1.4 million and a tax benefit of $16.2 million during the same three-month period in 2003. The Company believes operating income is another meaningful measure of Argonaut Group's performance. Operating income includes corporate, interest and other expenses, which during the fourth quarter of 2004 totaled $6.7 million versus $1.9 million for the fourth quarter of 2003. Operating income differs from net income under accounting principles generally accepted in the United States (GAAP) in that operating income excludes income tax benefit or expense and net realized investment gains and losses. Operating income for the quarter ended Dec. 31, 2004 excludes net realized investment gains of $2.4 million and an income tax expense of $0. Operating income for the quarter ended Dec. 31, 2003 excluded net realized investment gains of $1.4 million and an income tax benefit of $16.2 million.
    Total revenue, which includes gains on sales of investments, was $186.5 million during the fourth quarter of 2004, compared to $160.6 million for the same period in 2003, or a 16.1 percent increase. Earned premiums for the three months ended Dec. 31, 2004 were $165.6 million compared to $145.7 million for the comparable quarter in 2003, or a 13.7 percent increase. Total revenue includes realized gains on the sales of investments, which were $2.4 million and $1.4 million, respectively, for the fourth quarters of 2004 and 2003.
    The consolidated combined ratio for the fourth quarter of 2004 was
94.7 percent versus 98.4 percent for the same three-month period in 2003. All four business segments delivered sub-100 combined ratios, led by the Excess and Surplus Lines segment reporting a combined ratio of 87.6 percent.
    For the year ended Dec. 31, 2004, Argonaut Group reported net income of $71.8 million or $2.33 per diluted common share, which included catastrophe losses of approximately $19.5 million from the third quarter hurricane activity. This compares to net income in 2003 of $109.0 million, or $4.40 per diluted common share, which includes realized gains of $113.6 million arising from sales of real estate assets and sales of certain equity securities. Total revenue in 2004 was $704.2 million versus $730.0 million in 2003. Total revenue includes realized gains of $5.2 million and $113.6 million for the years ended Dec. 31, 2004 and Dec. 31, 2003, respectively. Earned premiums for 2004 were $633.9 million compared to $562.8 million in 2003, a 13 percent increase.

    SEGMENT RESULTS

    Excess & Surplus Lines (E&S) - For the fourth quarter of 2004, gross written premiums and operating income for E&S Lines totaled $105.6 million and $15.4 million, respectively. This compares to gross written premiums of $99.9 million and operating income of $10.5 million in the fourth quarter of 2003. The combined ratio for the 2004 fourth quarter was 87.6 percent, versus 91.6 percent for the same three-month period in 2003.
    For the year ended Dec. 31, 2004, gross written premiums for E&S Lines were $421.2 million, generating operating income of $36.9 million and a combined ratio of 94.8 percent. This compares to 2003 gross written premiums of $384.5 million, operating income of $41.1 million and a combined ratio of 91.2 percent. E&S Line's 2004 combined ratio net of the third quarter catastrophic losses was 90.0 percent.

    Risk Management - Gross written premiums were $44.8 million for the three months ended Dec. 31, 2004, and operating income was $8.3 million, compared to gross written premiums of $46.1 million and pre-tax operating income of $2.2 million for the same period in 2003. For the fourth quarter, the combined ratio in this segment was 99.8 percent versus 116.1 percent a year earlier.
    For the year ended Dec. 31, 2004, gross written premiums for Risk Management were $181.7 million, generating pre-tax operating income of $22.0 million and a combined ratio of 106.9 percent. For the year ended Dec. 31, 2003, gross written premiums were $197.4 million, generating a pre-tax operating loss of $11.6 million and a combined ratio of 131.8 percent. Risk Management was unaffected by catastrophe losses in the third quarter of 2004.

    Specialty Commercial Lines - During the fourth quarter, gross written premiums were $56.6 million and operating income totaled $5.0 million, compared to gross written premiums of $34.1 million and operating income of $4.3 million during the same period in 2003. The combined ratio for the 2004 fourth quarter was 96.1 percent versus
94.2 percent in the fourth quarter last year.
    For the year ended Dec. 31, 2004, gross written premiums for Specialty Commercial were $212.6 million, generating operating income of $15.9 million and a combined ratio of 96.7 percent. This compares to 2003 gross written premiums of $143.9 million, pre-tax operating income of $10.2 million and a combined ratio of 99.5 percent. Specialty Commercial's 2004 combined ratio net of third quarter catastrophic losses was 96.0 percent.

    Public Entity - Gross written premiums for the fourth quarter were $13.2 million and operating income totaled $1.8 million, versus gross written premiums of $14.6 million and operating income of $0.8 million for the quarter ended Dec. 31, 2003. For the fourth quarter, the combined ratio in this segment was 95.5 percent, unchanged from the same three month period in 2003.
    For the year ended Dec. 31, 2004, gross written premiums for Public Entity were $87.9 million, generating pre-tax operating income of $3.4 million and a combined ratio of 98.2 percent. This compares to 2003 gross written premiums of $62.5 million, operating income of $2.5 million and a combined ratio of 94.8 percent. Public Entity's 2004 combined ratio net of third quarter catastrophic losses was 96.2 percent.

    CONFERENCE CALL

    Argonaut Group will Webcast an investor conference call at 11:00 a.m. ET (10:00 a.m. CT) Friday, Feb. 4, 2005. The call will be accessible on Argonaut Group's investor relations Web page, which can be found by visiting www.argonautgroup.com and clicking "investor relations" and "calendar," or by telephone at 800-510-9691 (pass code:
14804899). Recorded replays of the earnings conference call will be available approximately one hour after the call's completion on the investor relations Web page, or by telephone at 888-286-8010 (pass code: 26849592).

    FORWARD-LOOKING STATEMENTS DISCLOSURE

    This news release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company's public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

    About Argonaut Group, Inc.

    Headquartered in San Antonio, Argonaut Group, Inc. (NASDAQ:AGII) is a national underwriter of specialty insurance products in niche areas of the property and casualty market. Argonaut Group's assets totaled $3.1 billion at Dec. 31, 2004. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Insurance Company, Rockwood Casualty Insurance Company, Argonaut Insurance Company, Argonaut Great Central, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Specialty Commercial, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.


                         ARGONAUT GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
               (in millions, except per share amounts)

                                          December 31,
                                       2004        2003
                                    ----------- -----------
                                    (unaudited)
              Assets
Total investments                     $1,783.9    $1,553.2
Cash and cash equivalents                 31.7        75.6
Accrued investment income                 16.9        14.6
Receivables                              847.3       781.1
Goodwill                                 106.3       105.7
Other assets                             287.1       216.6
                                    ----------- -----------
            Total assets              $3,073.2    $2,746.8
                                    =========== ===========

           Liabilities and
         Shareholders' Equity
Reserves for losses and loss
 adjustment expenses                  $1,607.5    $1,480.8
Unearned premiums                        390.8       353.3
Other liabilities                        471.5       373.5
                                    ----------- -----------
          Total liabilities            2,469.8     2,207.6

Total shareholders' equity               603.4       539.2
                                    ----------- -----------
      Total liabilities and
       shareholders' equity           $3,073.2    $2,746.8
                                    =========== ===========

Book value per common share - basic     $21.78      $19.54
                                    =========== ===========
Book value per common share -
 diluted (a)                            $19.68      $17.65
                                    =========== ===========

(a) Book value per common share - diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis.


                         ARGONAUT GROUP, INC.
                         FINANCIAL HIGHLIGHTS
                             ALL SEGMENTS
          (in millions, except share and per share amounts)


                              Three Months Ended  Twelve Months Ended
                                 December 31,         December 31,
                             -------------------- --------------------
                               2004        2003     2004       2003
                                  (unaudited)         (unaudited)

Gross Written Premiums         $220.2     $194.7    $903.4     $788.3
Net Written Premiums            162.9      143.2     669.5      592.5

Earned Premiums                 165.6      145.7     633.9      562.8
Net Investment Income            18.5       13.5      65.1       53.6
Gains on Sales of
 Investments                      2.4        1.4       5.2      113.6
                             ---------  --------- ---------  ---------
  Total Revenue                 186.5      160.6     704.2      730.0

Losses and Loss Adjustment
 Expenses                        99.7      100.9     409.7      395.3
Underwriting, Acquisition
 and Insurance Expense           57.1       42.5     222.8      191.0
Interest Expense                  3.5        2.4      11.0        8.4
                             ---------  --------- ---------  ---------
  Total Expenses                160.3      145.8     643.5      594.7

Income Before Tax                26.2       14.8      60.7      135.3
Income Tax Provision              8.9        4.7      12.8       49.1
Change in Deferred Tax
 Valuation Allowance             (8.9)     (20.9)    (23.9)     (22.8)
                             ---------  --------- ---------  ---------
   Net Income                   $26.2      $31.0     $71.8     $109.0
                             =========  ========= =========  =========

Net Income:
  From Operations               $23.8      $13.4     $55.5      $21.7
  From Sale of Investments        2.4        1.4       5.2      113.6
                             ---------  --------- ---------  ---------
Income Before Taxes              26.2       14.8      60.7      135.3
Income Tax Provision
 (Benefit)                         --      (16.2)    (11.1)      26.3
                             ---------  --------- ---------  ---------
Total Net Income:               $26.2      $31.0     $71.8     $109.0
                             =========  ========= =========  =========

Net Income per Common Share
 (Basic):                       $0.92      $1.21     $2.51      $4.76
                             =========  ========= =========  =========

Net Income per Common Share
 (Diluted):                     $0.84      $1.10     $2.33      $4.40
                             =========  ========= =========  =========

Weighted Average Common
 Shares (000's):
   Basic                     27,681.0   25,234.1  27,638.5   22,520.7
                             =========  ========= =========  =========
   Diluted                   30,900.0   28,283.7  30,792.3   24,790.9
                             =========  ========= =========  =========


                         ARGONAUT GROUP, INC.
                             SEGMENT DATA
                            (in millions)

                              Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                              ------------------- --------------------
                                 2004       2003    2004       2003
                                   (unaudited)        (unaudited)
Excess & Surplus Lines
------------------------
  Gross Written Premiums         $105.6   $99.9      $421.2   $384.5
  Net Written Premiums             79.0    74.1       309.6    301.3
  Earned Premiums                  79.1    76.7       305.1    286.6
  Underwriting Income              $9.8    $6.5       $15.9    $25.6
  Net Investment Income             5.6     4.0        21.0     15.5
                              ----------- ------- ----------- --------
  Operating Income
   Before Taxes                   $15.4   $10.5       $36.9    $41.1
                              =========== ======= =========== ========
  Loss Ratio                       59.7  % 65.2  %     65.4  %  62.0 %
  Expense Ratio                    27.9  % 26.4  %     29.4  %  29.2 %
                              ----------------------------------------
  Combined Ratio                   87.6 %  91.6 %      94.8 %   91.2 %
                              =========== ======= =========== ========
  Combined Ratio excluding
   Cat Losses                      87.6 %  91.6 %      90.0 %   91.2 %
                              =========== ======= =========== ========

Risk Management
---------------
  Gross Written Premiums          $44.8   $46.1      $181.7   $197.4
  Net Written Premiums             30.9    28.3       115.4    115.8
  Earned Premiums                  25.5    26.7       116.0    122.4
  Underwriting Income (Loss)       $0.2   $(4.3)      $(7.9)  $(38.9)
  Net Investment Income             8.1     6.5        29.9     27.3
                              ----------- ------- ----------- --------
  Operating Income (Loss)
   Before Taxes                    $8.3    $2.2       $22.0   $(11.6)
                              =========== ======= =========== ========
  Loss Ratio                       52.5  % 73.4  %     62.1  %  81.9 %
  Expense Ratio                    47.3  % 42.7  %     44.8  %  49.9 %
                              ----------------------------------------
  Combined Ratio                   99.8 % 116.1 %     106.9 %  131.8 %
                              =========== ======= =========== ========

Specialty Commercial
--------------------
  Gross Written Premiums          $56.6   $34.1      $212.6   $143.9
  Net Written Premiums             46.3    29.2       176.9    124.1
  Earned Premiums                  43.9    30.7       151.1    120.8
  Underwriting Income              $1.8    $1.8        $4.9     $0.6
  Net Investment Income             3.2     2.5        11.0      9.6
                              ----------- ------- ----------- --------
  Operating Income Before
   Taxes                           $5.0    $4.3       $15.9    $10.2
                              =========== ======= =========== ========
  Loss Ratio                       67.1 %  66.6 %      66.6 %   70.8 %
  Expense Ratio                    29.0 %  27.6 %      30.1 %   28.7 %
                              ----------- ------- ----------- --------
  Combined Ratio                   96.1 %  94.2 %      96.7 %   99.5 %
                              =========== ======= =========== ========
  Combined Ratio excluding
   Cat Losses                      96.1 %  94.2 %      96.0 %   96.3 %
                              =========== ======= =========== ========

Public Entity
-------------
  Gross Written Premiums          $13.2   $14.6       $87.9    $62.5
  Net Written Premiums              6.7    11.6        67.6     51.3
  Earned Premiums                  17.1    11.6        61.7     33.0
  Underwriting Income              $0.7    $0.5        $1.1     $1.7
  Net Investment Income             1.1     0.3         2.3      0.8
                              ----------- ------- ----------- --------
  Operating Income
   Before Taxes                    $1.8    $0.8        $3.4     $2.5
                              =========== ======= =========== ========
  Loss Ratio                       62.4 %  63.8 %      64.7 %   63.3 %
  Expense Ratio                    33.1 %  31.7 %      33.5 %   31.5 %
                              ----------- ------- ----------- --------
  Combined Ratio                   95.5 %  95.5 %      98.2 %   94.8 %
                              =========== ======= =========== ========
  Combined Ratio excluding
   Cat Losses                      95.5 %  95.5 %      96.2 %   94.8 %
                              =========== ======= =========== ========

    CONTACT: Argonaut Group, Inc., San Antonio
             Mark Haushill, 210-321-8400